Exhibit 1.1
BW Real Estate, Inc.
300,000 Shares of 9.500% Fixed-Rate Reset Non-Cumulative Exchangeable Perpetual Series B Preferred Stock
Automatically Exchangeable in Specified Circumstances into
300,000 Shares of 9.500% Fixed-Rate Reset Non-Cumulative Perpetual Series A Preferred Stock of Western Alliance Bank
Purchase Agreement
March 24, 2025
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
As Representatives of the several Initial Purchasers
named in Schedule I hereto
c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
    MUFG Securities Americas Inc.
    1221 Avenue of the Americas, 6th Floor
    New York, New York 10020

Ladies and Gentlemen:
BW Real Estate, Inc., a Nevada real estate investment trust (the “Company”) and a majority-owned subsidiary of Western Alliance Bank, an Arizona state-chartered bank (the “Bank”) and a wholly-owned subsidiary of Western Alliance Bancorporation, a Delaware corporation (“WAL”), proposes to issue and sell to the several initial purchasers named on Schedule I hereto (the “Initial Purchasers”), for which J.P. Morgan Securities LLC and MUFG Securities Americas Inc. are acting as representatives (the “Representatives”), 300,000 shares of the Company’s 9.500% Fixed-Rate Reset Non-Cumulative Exchangeable Perpetual Series B Preferred Stock, no par value per share (the “Securities”) Automatically Exchangeable in Specified Circumstances into 300,000 Shares of 9.500% Fixed-Rate Reset Non-Cumulative Perpetual Series A Preferred Stock of Western Alliance Bank, with a liquidation preference of $1,000 per share. Upon an occurrence of certain conditions, each Security will be automatically exchanged for one newly-issued share of 9.500% Fixed-Rate Reset Non-Cumulative Perpetual Series A Preferred Stock of the Bank (the “Bank Preferred Stock” and, with the Securities, the “Preferred Stock”). The Securities will have terms and provisions set forth in a certificate of designations (the “Certificate of Designations”) to be filed by the Company with the Secretary of State of Nevada and by the Bank with the Arizona Corporation Commission, which are summarized in the Disclosure Package as of the Applicable Time and the Final Offering Memorandum dated as of the date hereof (each as defined below). The Company, the Bank and WAL are collectively referred to as the “Transaction Entities.” This agreement (this “Agreement”) is to confirm the agreement concerning the purchase of the Securities from the Company by the Initial Purchasers.
The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), in reliance upon exemptions from the registration requirements of the Securities Act.
The Transaction Entities understand that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Disclosure Package (as defined below) and agree that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth herein and in the Disclosure Package. Pursuant to the terms of the Securities, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”)).
In connection with the sale of the Securities, the Transaction Entities have prepared a preliminary offering memorandum, dated March 24, 2025 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Offering Memorandum”), and will prepare a final offering memorandum, dated March 24, 2025 (as amended or supplemented at the Applicable Time (as defined below), including any and all exhibits thereto and any information incorporated by reference therein, the “Final Offering Memorandum”). Each of the Preliminary Offering Memorandum and the Final Offering Memorandum sets forth certain information concerning the Transaction Entities and the Preferred Stock. The Transaction Entities hereby confirm that they have authorized the use of the Disclosure Package (as defined below), the Preliminary Offering Memorandum and the Final Offering Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Disclosure Package, the Preliminary Offering Memorandum and the Final Offering Memorandum shall be deemed to refer to and include any information filed under the Exchange Act (as defined below) subsequent to the Applicable Time that is incorporated by reference therein.
As used in this Agreement, the “Disclosure Package” shall mean (i) the Preliminary Offering Memorandum, as amended or supplemented at the Applicable Time, (ii) the final term sheet prepared pursuant to Section 5(b) hereto and in the form attached as Schedule III hereto and (iii) any writings in addition to the Preliminary Offering Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package (“Issuer Written Information”).
1.    Each of the Transaction Entities, jointly and severally, represents and warrants to, and agrees with, each Initial Purchaser as set forth below in this Section 1:
(a)    The Disclosure Package did not, as of the Applicable Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Disclosure Package in reliance upon and in conformity with written information furnished to the Transaction Entities through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein (which information is specified in Section 7(b) hereof). As used in this subsection and elsewhere in this Agreement “Applicable Time” means 3:05 p.m. (New York City time) on the date of this Agreement;
(b)    The Final Offering Memorandum, and any amendment or supplement thereto, will not, as of its date and on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Final Offering Memorandum reliance upon and in conformity with written information furnished to the Transaction Entities through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein (which information is specified in Section 7(b) hereof);
(c)    The documents incorporated by reference in the Disclosure Package or the Final Offering Memorandum did not, and any further documents incorporated by reference therein will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(d)    None of the Transaction Entities, their Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Securities Act;
(e)    None of the Transaction Entities, their Affiliates, or any person acting on its or their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) (each, a “General Solicitation”) in connection with any offer or sale of the Securities, or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Transaction Entities, their Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S;

(f)    The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act;
(g)    Each of the Transaction Entities is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Offering Memorandum, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder;
(h)    The financial statements of WAL and its subsidiaries and the related notes thereto included or incorporated by reference in the Disclosure Package or the Final Offering Memorandum comply in all material respects with the applicable requirements of the Exchange Act and present fairly in all material respects of the consolidated financial position of WAL and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; the financial statements of any other business or entity and its consolidated subsidiaries (if any) and the related notes thereto included or incorporated by reference in the Disclosure Package or the Final Offering Memorandum comply in all material respects with the applicable requirements of the Exchange Act and present fairly in all material respects the consolidated (if applicable) financial position of such entity or business, as the case may be, and its subsidiaries (if any) as of the dates indicated and the results of its or their, as the case may be, operations and the changes in its or their, as the case may be, cash flows for the periods specified; and all such financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby. Any pro forma financial statements and related notes included or incorporated by reference in the Disclosure Package or the Final Offering Memorandum comply in all material respects with the applicable requirements of the Exchange Act, present fairly in all material respects the information shown therein, have been prepared in accordance with the Securities and Exchange Commission’s (the “Commission”) rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein;
(i)    Since the respective dates as of which information is given in the Disclosure Package and the Final Offering Memorandum, except as otherwise stated therein, (i) there has not been any change in the capital stock (other than the issuance of shares of capital stock upon exercise of stock options issued under, and the grant of options and awards under, equity incentive plans described in the Disclosure Package and the Final Offering Memorandum and the issuance of Securities pursuant to this Agreement) or short-term debt or long-term debt (except for borrowings and the repayment of borrowings in the ordinary course of business) of any Transaction Entity or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by any Transaction Entity on any class of capital stock (other than regularly scheduled cash dividends in amounts that are consistent with past practice), or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of any Transaction Entity and its subsidiaries taken as a whole; (ii) no Transaction Entity or any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to such Transaction Entity and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to such Transaction Entity and its subsidiaries taken as a whole; and (iii) no Transaction Entity or any of its subsidiaries has sustained any loss or interference with its business that is material to such Transaction Entity and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority;
(j)    Each of the Transaction Entities and its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of each of the Transaction Entities and their respective subsidiaries taken as a whole or on the performance by each of the Transaction Entities of its obligations under this Agreement (a “Material Adverse Effect”);
(k)    The Bank has been duly chartered and holds the requisite authority from its chartering state bank regulatory authority to do business as a state-chartered bank under the laws of its chartering jurisdiction, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Preliminary Offering Memorandum and the Final Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; the activities of WAL’s subsidiaries are permitted of subsidiaries of a bank holding company under applicable law and the rules and regulations of the Federal Reserve Board (the “Federal Reserve”) set forth in Title 12 of the Code of Federal Regulations; the activities of the Bank are permitted under the laws and regulations of its jurisdiction of organization and the deposit accounts in the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”); except as otherwise disclosed in the Preliminary Offering Memorandum and the Final Offering Memorandum, all of the issued and outstanding capital stock of each such subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by WAL, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of any subsidiary was issued in violation of the preemptive or similar rights of any security holder of such subsidiary;

(l)    The Securities have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of this Agreement, (i) will be duly and validly issued, (ii) will be fully paid and non-assessable, (iii) will be free and clear of any pledge, security interest, claim, lien or other encumbrance (other than those arising under the federal securities laws and applicable state “blue sky” laws) and (iv) will conform to the descriptions thereof in each of the Disclosure Package, the Final Offering Memorandum and the Certificate of Designations. The issuance of the Securities is not subject to any preemptive right or similar right. The form of certificate for the Securities conforms to the applicable provisions of the Nevada Revised Statutes and to any requirements of the certificate of incorporation and bylaws of the Company;
(m)    The Bank Preferred Stock issuable upon the occurrence of an Exchange Event has been duly authorized and validly reserved for issuance to the extent issuable in exchange for shares of the Securities, and if issued and delivered in exchange for shares of the Securities as described in the Final Offering Memorandum and in accordance with the terms of the Bank’s Organizational Documents, (i) will be duly and validly issued, (ii) will be fully paid and non-assessable, (iii) will be free and clear of any pledge, security interest, claim, lien or other encumbrance (other than those arising under the federal securities laws and applicable state “blue sky” laws) and (iv) will conform to the descriptions thereof in each of the Disclosure Package, the Final Offering Memorandum. The issuance of the Bank Preferred Stock is not subject to any preemptive right or similar right. The form of certificate for the Bank Preferred Stock conforms to the applicable provisions of the Arizona Revised Statutes and to any requirements of the certificate of incorporation and bylaws of the Bank;
(n)    The Company is organized and carries on its business so as to enable it to qualify as a “real estate investment trust” (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986 (the “Code”), and no transaction or other event has occurred or is expected to occur that would be reasonably likely to cause the Company to not qualify as a REIT for its current taxable year or for future taxable years;
(o)    WAL is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Each of WAL and its subsidiaries is in compliance in all material respects with all laws administered by, and all rules and regulations of the Federal Reserve, the FDIC, and the Arizona Department of Financial Institutions, as applicable, and any other federal or state bank regulatory authority with jurisdiction over WAL or any subsidiary (collectively, “Bank Regulatory Authorities”), except as disclosed in the Preliminary Offering Memorandum and the Final Offering Memorandum; and, except as disclosed in the Preliminary Offering Memorandum and the Final Offering Memorandum, neither WAL nor the Bank is a party to any written agreement or memorandum of understanding, whether public or confidential, with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board of director resolutions at the request of, any Bank Regulatory Authority, nor have any of them been advised by any Bank Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, whether public or confidential, or any such board of director resolutions. Neither WAL nor the Bank has received any written communication during the last twenty four months from any governmental entity asserting that WAL or the Bank is not in compliance with any statute, law, rule, regulation, decision, directive or order except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No proceeding for the termination or revocation of insurance by the FDIC of the deposits held by the Bank is pending or, to the knowledge of WAL, threatened;
(p)    Except as disclosed in the Preliminary Offering Memorandum and the Final Offering Memorandum, each of the Transaction Entities and their respective subsidiaries conduct their respective businesses in compliance in all material respects with all federal, state, local and foreign statutes, laws, rules, regulations, decisions, directives and orders applicable to them (including, without limitation, all applicable regulations and orders of, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws or other laws relating to discrimination, the Bank Secrecy Act, Title III of the USA Patriot Act, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency);
(q)    Except as disclosed in the Preliminary Offering Memorandum and the Final Offering Memorandum, neither the Bank nor the Company is currently prohibited, directly or indirectly, from making any distribution on the Bank’s or the Company’s capital stock;
(r)    WAL does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21 to WAL’s most recent Annual Report on Form 10-K incorporated by reference in the Final Offering Memorandum (other than any corporations, associations or other entities that, in the aggregate, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X);
(s)    Each Transaction Entity has an authorized capitalization as set forth in the Preliminary Offering Memorandum and the Final Offering Memorandum; all the outstanding shares of capital stock of each Transaction Entity have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights; except as described in or expressly contemplated by the Preliminary Offering Memorandum and the Final Offering Memorandum, there are no outstanding rights (including, without limitation, pre-emptive or similar rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interests of any Transaction Entity or any of its subsidiaries, nor any contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock or other equity interest of any Transaction Entity or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; and the capital stock of each Transaction Entity and each Transaction Entity’s charter and bylaws conform in all material respects to the descriptions thereof contained in the Preliminary Offering Memorandum and the Final Offering Memorandum; and all the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by each Transaction Entity have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by each Transaction Entity, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party;
(t)    With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of WAL and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of WAL (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of WAL Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange (“NYSE”) and any other exchange on which Company securities are traded, and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of WAL and disclosed in WAL’s filings with the Commission in accordance with the Exchange Act and all other applicable laws. WAL has not knowingly granted, and there is no and has been no policy or practice of WAL of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding WAL or its subsidiaries or their results of operations or prospects;
(u)    The Certificate of Designations conforms in all material respects to the description thereof contained in the most recent Preliminary Offering Memorandum and the Final Offering Memorandum;
(v)    The Certificate of Designations, the proposed form of which has been furnished to you, will have been duly filed by the Company with the Secretary of State of Nevada and by the Bank with the Arizona Corporation Commission, on or before the Closing Date;
(w)    This Agreement has been duly authorized, executed and delivered by each of the Transaction Entities;
(x)    No Transaction Entity or any of its subsidiaries is (i) in violation of its charter or by-laws or other Organizational Documents (as defined below); (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Transaction Entity or any of its subsidiaries are a party or by which such Transaction Entity or any of its subsidiaries are bound or to which any of the property or assets of such Transaction Entity or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, the term “Organizational Documents” means, (i) with respect to a corporation, its charter and by-laws, (ii) with respect to a limited or general partnership, its partnership agreement and certificate of partnership (or similar document), (iii) with respect to a limited liability company, its limited liability company agreement and certificate of limited liability company (or similar document), and (iv) with respect to any other entity, its similar organizational documents;
(y)    The execution, delivery and performance by each Transaction Entity of this Agreement, the issuance and sale of the Securities, the issuance and delivery of the Bank Preferred Stock upon the occurrence of an Exchange Event, the execution and filing of the Certificate of Designations, the compliance by each Transaction Entity with the terms hereof and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any Transaction Entity or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Transaction Entity or any of its subsidiaries is a party or by which any Transaction Entity or any of its subsidiaries is bound or to which any of the property or assets of any Transaction Entity or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or other Organizational Documents (including the Certificate of Designations) of any Transaction Entity or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect;
(z)    No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by any Transaction Entity of this Agreement, the execution and filing of the Certificate of Designations, the issuance and sale of the Securities, compliance by any Transaction Entity with the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, except the filing of the Certificate of Designations, except as have been made or obtained prior to the Closing Date, except as may be required by and made in accordance with or obtained under state securities laws or regulations in connection with the purchase and distribution of the Securities by the Initial Purchasers, and except for any amendments or supplements to the Preliminary Offering Memorandum or the Final Offering Memorandum or any documents incorporated or deemed to be incorporated by reference therein as may be required by the Securities Act or the Exchange Act from time to time;
(aa)    Except as described in the Preliminary Offering Memorandum and the Final Offering Memorandum, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which any Transaction Entity or any of its subsidiaries is or may be a party or to which any property of any Transaction Entity or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to such Transaction Entity or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect; no such investigations, actions, suits or proceedings are, to the knowledge of any Transaction Entity, threatened or contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act or the Exchange Act to be described in the Preliminary Offering Memorandum or the Final Offering Memorandum or any document incorporated by reference therein that are not so described as required and (ii) there are no statutes, regulations or contracts or other documents that are required under the Securities Act or the Exchange Act to be described in the Preliminary Offering Memorandum or the Final Offering Memorandum or any document incorporated by reference therein that are not so filed as exhibits or so described as required;
(bb)    RSM US LLP, whose report on the consolidated financial statements of WAL and its consolidated subsidiaries is included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum, is an independent registered public accounting firm with respect to WAL and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board and as required by the Securities Act;
(cc)    Except as otherwise set forth in the Preliminary Offering Memorandum and the Final Offering Memorandum, each Transaction Entity and its subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of each Transaction Entity and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by such Transaction Entity and its subsidiaries and (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(dd)    Each Transaction Entity and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, and the conduct of their respective businesses will not conflict in any material respect with any such rights of others. Each Transaction Entity and its subsidiaries have not received any notice of any claim of infringement, misappropriation or conflict with any such rights of others in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how, which could reasonably be expected to result in a Material Adverse Effect;
(ee)    No relationship, direct or indirect, exists between or among any Transaction Entity or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of any Transaction Entity or any of its subsidiaries, on the other, that is required by the Securities Act to be described in the Preliminary Offering Memorandum and the Final Offering Memorandum and that is not so described in such documents;

(ff)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Transaction Entity and its subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed; and except as otherwise disclosed in the Preliminary Offering Memorandum and the Final Offering Memorandum, there is no material tax deficiency that has been, or could reasonably be expected to be, asserted against any Transaction Entity or any of its subsidiaries or any of their respective properties or assets;
(gg)    Each Transaction Entity and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Preliminary Offering Memorandum and the Final Offering Memorandum, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Preliminary Offering Memorandum and the Final Offering Memorandum, no Transaction Entity or any of its subsidiaries have received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course;
(hh)    No labor disturbance by or dispute with employees of any Transaction Entity or any of its subsidiaries exists or, to the knowledge of any Transaction Entity or its subsidiaries, is contemplated or threatened, and no Transaction Entity or any of its subsidiaries are aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of theirs or their subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect;
(ii)    (i) Each Transaction Entity and its subsidiaries (a) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, Release (as defined below) or threat of Release of Hazardous Materials (as defined below) (collectively, “Environmental Laws”), (b) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (c) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (d) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (e) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to any Transaction Entity or its subsidiaries, except in the case of each of (i) and (ii) above, for any such matters, as would not, individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect; and (iii) except as described in the Preliminary Offering Memorandum and the Final Offering Memorandum, (a) there are no proceedings that are pending, or that are known to be contemplated, against any Transaction Entity or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (b) no Transaction Entity or any of its subsidiaries are aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that could reasonably be expected to have a Material Adverse Effect, and (c) no Transaction Entity or any of its subsidiaries anticipates material capital expenditures relating to any Environmental Laws;
(jj)    There has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by, relating to or caused by any Transaction Entity or any of its subsidiaries (or, to the knowledge of any Transaction Entity and its subsidiaries, any other entity (including any predecessor) for whose acts or omissions any Transaction Entity or any of its subsidiaries is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by any Transaction Entity or any of its subsidiaries, or at, on, under or from any other property or facility, in violation of any Environmental Laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any Environmental Law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Hazardous Materials” means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law. “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure;
(kk)    (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which any Transaction Entity or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except for noncompliance that could not reasonably be expected to result in material liability to any Transaction Entity or its subsidiaries taken as a whole; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption that could reasonably be expected to result in a material liability to any Transaction Entity or its subsidiaries taken as a whole; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period); (iv) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that either has resulted, or could reasonably be expected to result, in material liability to any Transaction Entity or its subsidiaries taken as a whole; (vi) no the Transaction Entity or any member of the Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation (“PBGC”), in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); and (vii) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the PBGC or any other governmental agency or any foreign regulatory agency with respect to any Plan that could reasonably be expected to result in material liability to any Transaction Entity or its subsidiaries taken as a whole. None of the following events has occurred or is reasonably likely to occur: (x) a material increase in the aggregate amount of contributions required to be made to all Plans by any Transaction Entity or any of its subsidiaries in the current fiscal year of such Transaction Entity and its subsidiaries compared to the amount of such contributions made in such Transaction Entity’s and its subsidiaries’ most recently completed fiscal year; or (y) a material increase in such Transaction Entity’s and its subsidiaries’ “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) compared to the amount of such obligations in such Transaction Entity’s and its subsidiaries’ most recently completed fiscal year;
(ll)    WAL maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by WAL in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the management of WAL as appropriate to allow timely decisions regarding required disclosure. WAL has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act, and as of December 31, 2022 and as of the last day of each of the fiscal quarters of WAL ended thereafter, such disclosure controls and procedures were effective to perform the functions for which they were established;
(mm)    WAL maintains systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Based on WAL’s most recent evaluation of its internal controls over financial reporting pursuant to Rule 13a-15(c) of the Exchange Act, there are no material weaknesses in WAL’s internal control over financial reporting. WAL’s auditors and the Audit Committee of the Board of Directors of WAL have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect WAL’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in WAL’s internal controls over financial reporting;
(nn)    Each Transaction Entity and its subsidiaries, directly or indirectly, have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are reasonably adequate to protect each Transaction Entity and its subsidiaries and their respective businesses; and neither the Transaction Entities nor any of their subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business;
(oo)    No Transaction Entity or any of its subsidiaries or any director or officer of any Transaction Entity or any of its subsidiaries or, to the knowledge of any Transaction Entity, any non-officer employee, agent, affiliate or other person associated with or acting on behalf of any Transaction Entity or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Each Transaction Entity and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws;
(pp)    The operations of each Transaction Entity and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where any Transaction Entity or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Transaction Entity or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of any Transaction Entity, threatened;
(qq)    No Transaction Entity or any of its subsidiaries, directors or officers, or, to the knowledge of any Transaction Entity, any non-officer employee, agent, affiliate or other person associated with or acting on behalf of any Transaction Entity or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor is the Transaction Entities, any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Transaction Entities will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as agent, Initial Purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, each Transaction Entity and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country;
(rr)    No subsidiary of any Transaction Entity is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to any Transaction Entity, from making any other distribution on such subsidiary’s capital stock, from repaying to any Transaction Entity any loans or advances to such subsidiary from any Transaction Entity or from transferring any of such subsidiary’s properties or assets to any Transaction Entity or any other subsidiary of any Transaction Entity;
(ss)    No Transaction Entity or any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any Transaction Entity or any of its subsidiaries or the Initial Purchasers for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities;
(tt)    No person has the right to require any Transaction Entity or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the offering, issuance or sale of the Securities;
(uu)    No Transaction Entity or any subsidiary or affiliate of the Transaction Entity has taken or will any Transaction Entity or any subsidiary or affiliate of the Transaction Entities take, directly or indirectly, any action which is designed to or which would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of any Transaction Entity to facilitate the sale or resale of the Securities;
(vv)    The application of the proceeds received by any Transaction Entity from the offering of the Securities as described in the Preliminary Offering Memorandum and the Final Offering Memorandum will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors;
(ww)    Each Transaction Entity is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications;
(xx)    No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained or incorporated by reference in the Preliminary Offering Memorandum or the Final Offering Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith;
(yy)    Nothing has come to the attention of any Transaction Entity that has caused it to believe that the statistical and market-related data included in the Preliminary Offering Memorandum and the Final Offering Memorandum is not based on or derived from sources that are reliable and accurate in all material respects;
(zz)    The Transaction Entities and their subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Transaction Entities and their subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Transaction Entities and their subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Transaction Entities and their subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification; and
(aaa)    Any certificate signed by any officer, general partner, managing member or other authorized representative of the Transaction Entities or any subsidiary of the Transaction Entities and delivered to the Initial Purchasers or to counsel to the Initial Purchasers pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Transaction Entities to the Initial Purchasers as to the matters covered thereby.
2.    (a) Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Initial Purchasers, and each of the Initial Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of $982.50 per Security, the number of Securities set forth opposite the name of such Initial Purchaser in Schedule I hereto.
(b)    Each of the Initial Purchasers, on the one hand, and the Transaction Entities, on the other hand, hereby agree that each offer or sale to Subsequent Purchasers shall only be made to (i) persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers and in connection therewith such offeror or seller shall have taken or will take reasonable steps to ensure Subsequent Purchasers are aware that such offer or sale is being made in reliance on Rule 144A or (ii) non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon, and in accordance with, Regulation S.
(c)    Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that (i) it is an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act and (ii) it will not offer or sell the Securities by any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act (subject to the accuracy of the Company’s representations, warranties and covenants contained in Section 1(e) and Section 4(j)).
3.    (a) Delivery of and payment for the Securities shall be made at 9:30 a.m., New York City time, on March 27, 2025, or at such time on such later date not more than ten Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and Closing Date and payment for the Securities being herein called the “Closing Date”). As used herein, “Business Day” shall mean any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or regulation to close in The City of New York, New York. Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct.
The documents to be delivered at the Closing Date by or on behalf of the parties hereto pursuant to Section 7 hereof, including the cross-receipt for the Securities and any additional documents requested by the Representatives pursuant to Section 6(k)(v) hereof, will be delivered, and the Securities will be delivered, all at the Closing Date. An in-person or telephonic meeting will be held on the New York Business Day next preceding the Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 3, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.
4.    Each of the Transaction Entities, jointly and severally, agrees with the Initial Purchasers that:
(a)    The Company will furnish to each of the Representatives and to counsel for the Initial Purchasers such number of conformed copies of the materials contained in the Disclosure Package and the Final Offering Memorandum and any amendments and supplements thereto, in each case as soon as available and in such quantities as the Representatives may from time to time reasonably request;
(b)    The Company will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule III hereto;
(c)    The Transaction Entities will not amend or supplement the Disclosure Package or the Final Offering Memorandum other than by filing documents under the Exchange Act that are incorporated by reference therein without the prior written consent of the Representatives (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that prior to the completion of the distribution of the Securities by the Initial Purchasers (as defined by the opinion of counsel (including internal counsel) to the Initial Purchasers), the Transaction Entities shall ensure that no document be filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Offering Memorandum unless, prior to such proposed filing, the Transaction Entities have provided the Representatives with a copy of such document for their review and the Representatives have not reasonably objected (in the sole discretion of the Company) to the filing of such document. Prior to the completion of the distribution of the Securities by the Initial Purchasers, the Transaction Entities will promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Offering Memorandum shall have been filed with the Securities and Exchange Commission (the “Commission”);
(d)    If at any time prior to the completion of the sale of the Securities by the Initial Purchasers, any event occurs as a result of which the Disclosure Package or the Final Offering Memorandum, as then amended or supplemented, would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then existing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Offering Memorandum to comply with applicable law, the Transaction Entities will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 4(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Offering Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request;
(e)    Promptly from time to time to take such action as the Representatives may reasonably request to qualify the Securities for offering and sale under the securities laws of such jurisdictions as the Representatives may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Transaction Entities shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction; provided, further, that the Transaction Entities shall not be obligated to pay any of the fees specified in Section 5(iii) below that are incurred after the date that is nine months after the date of the Final Offering Memorandum;
(f)    During the period beginning from the date hereof and continuing to and including 30 days after the date of the Final Offering Memorandum, no Transaction Entity or any of its subsidiaries will, without the prior written consent of the Representatives, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital or other equity securities of any Transaction Entity or any of its subsidiaries or any securities of any Transaction Entity or any of its subsidiaries that are substantially similar to the Securities, or submit to, or file with, the Commission any registration statement under the Securities Act with respect to any of the foregoing, or publicly announce the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of capital stock or other equity securities of any Transaction Entity or any of its subsidiaries or any securities of any Transaction Entity or any of its subsidiaries that are substantially similar to the Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of capital stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) Securities offered and sold under this Agreement, and (B) securities issued pursuant to any of the Company’s equity incentive plans described in the Preliminary Offering Memorandum and the Final Offering Memorandum or upon the exercise of options or vesting or exercise of other awards granted thereunder;
(g)    The Transaction Entities will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them and that constitute “restricted securities” under Rule 144 under the Securities Act;
(h)    None of the Transaction Entities, their Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, would require the registration of the Securities under the Securities Act;
(i)    None of the Transaction Entities, their Affiliates, or any person acting on its or their behalf will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of them will comply with the offering restrictions requirement of Regulation S
(j)    None of the Transaction Entities, their Affiliates, or any person acting on its or their behalf will engage in any General Solicitation with respect to the offer or sale of the Securities, other than any General Solicitation in respect of which the Representatives have given their prior written consent;
(k)    For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company (and, as applicable, the Bank), during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities;
(l)    The Transaction Entities will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Transaction Entities to facilitate the sale or resale of the Securities;
(m)    For any taxable years in which the Closing Date occurs, the Company will use its best efforts to continue to meet the requirements to qualify as a “real estate investment trust” under the Code;

(n)    The Company will apply the net proceeds from the issuance, sale and delivery of the Securities in accordance with the description set forth in the Disclosure Package and the Final Offering Memorandum under the caption “Use of Proceeds”;
(o)    The Transaction Entities will cooperate with the Representatives and use their best efforts to permit the Securities to be eligible for clearance and settlement through DTC;
(p)    Each of the Securities will bear, to the extent applicable, the legend contained in “Notice to Investors” in the Preliminary Offering Memorandum and the Final Offering Memorandum for the time period and upon the other terms stated therein; and
(q)    The Company agrees with each Initial Purchaser that the Company has not made, and will not, make any offer in writing relating to the Securities other than the Disclosure Package or the Final Offering Memorandum without the prior consent of the Representatives.
5.    The Transaction Entities covenant and agree with the Initial Purchasers that the Transaction Entities will pay or cause to be paid the following: (a) the fees, disbursements and expenses of the Transaction Entities’ counsel and accountants in connection with the issue of the Securities and all other expenses in connection with the preparation, printing, issuance, filing and distribution of the Disclosure Package and the Final Offering Memorandum and any amendments or supplements thereto and the mailing and delivering of copies thereof to the Initial Purchasers and dealers; (b) the cost of printing or producing this Agreement, the Securities, any Blue Sky and Legal Investment Memoranda, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (c) all expenses in connection with the qualification of the Securities for offering and sale under state securities laws, including the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys in any amount not to exceed $15,000; (d) the cost of preparing the certificates for the Securities; (e) the cost and charges of any transfer agent or registrar and the fees and disbursements of counsel for each such transfer agent or registrar in connection with the Securities; (f) any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Securities (including related fees and expenses of counsel to the Initial Purchasers) in any amount not to exceed $10,000; and (g) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 6 and 10 hereof, the Initial Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.
6.    The obligation of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Transaction Entities contained herein as of the Applicable Time, the date hereof and the Closing Date, to the accuracy of the statements of the Transaction Entities made in any certificates pursuant to the provisions hereof, to the performance by each of the Transaction Entities of its obligations hereunder and to the following additional conditions:

(a)    No Initial Purchaser shall have been advised by the Company, or shall have discovered and disclosed to the Company, that the Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto contains an untrue statement of fact which, in the opinion of the Representatives or of counsel to the Initial Purchasers, is material, or omits to state any fact which, in the opinion of the Representatives or of counsel to the Initial Purchasers, is material and is required to be stated therein or is necessary to make the statements therein not misleading.
(b)    Troutman Pepper Locke LLP, counsel for the Transaction Entities, shall have furnished to the Representatives at the Closing Date, in form and substance satisfactory to the Representatives, their written opinion and negative assurance letter addressed to the Initial Purchasers dated as of the Closing Date.
(c)    Jessica H. Jarvi, Chief Legal Officer of WAL, shall have furnished to the Representatives at the Closing Date, in form and substance satisfactory to the Representatives, her written opinion addressed to the Initial Purchasers dated as of the Closing Date.
(d)    Snell & Wilmer LLP, Nevada counsel for the Company and Arizona counsel for the Bank, shall have furnished to the Representatives at the Closing Date, in form and substance satisfactory to the Representatives, their written opinion (including certain negative assurances) addressed to the Initial Purchasers dated as of the Closing Date.
(e)    The Representatives shall have received at the Closing Date an opinion and disclosure letter of Sidley Austin LLP, counsel for the Initial Purchasers, addressed to the Initial Purchasers and dated as of the Closing Date, with respect to such matters as the Representatives may reasonably require, and the Transaction Entities shall have furnished to such counsel such documents as they may reasonably request for the purposes of enabling them to pass upon such matters.
(f)    On the date hereof and at the Closing Date, the Representatives shall have received comfort letters from RSM US LLP, independent public accountants, each addressed to the Initial Purchasers and dated the date hereof and the Closing Date, respectively, in form and substance satisfactory to the Representatives.
(g)    Prior to the Closing Date, the Transaction Entities shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.
(h)    Since the respective dates as of which information is given in the Preliminary Offering Memorandum and the Final Offering Memorandum, except as otherwise stated therein, (i) there has not been any change in the capital stock (other than the issuance of shares of capital stock upon exercise of stock options issued under, and the grant of options and awards under, equity incentive plans described in the Preliminary Offering Memorandum and the Final Offering Memorandum or the issuance of Securities pursuant to this Agreement) or short-term debt or long-term debt (except for borrowings and the repayment of borrowings in the ordinary course of business) of any Transaction Entity or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Transaction Entities on any class of capital stock (other than regularly scheduled cash dividends in amounts that are consistent with past practice), or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of such Transaction Entity and its subsidiaries taken as a whole; (ii) no Transaction Entity or any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to such Transaction Entity and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to such Transaction Entity and its subsidiaries taken as a whole; and (iii) no Transaction Entity or any of its subsidiaries has sustained any loss or interference with its business that is material to such Transaction Entity and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.
(i)    On or after the date hereof (i) no downgrading shall have occurred in the rating accorded any debt securities or preferred equity securities of or guaranteed by any Transaction Entity or any of its subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Section 3(a)(62) of the Exchange Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any debt securities or preferred equity securities of or guaranteed by any Transaction Entity or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading) in each case that has not been described in any Issuer Written Information issued prior to the Closing Date.
(j)    On or after the date hereof, there shall not have occurred any of the following: (i) trading in securities generally on NASDAQ, the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, or trading in any securities of any Transaction Entity on any exchange or in the over-the-counter market, shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on the NYSE or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a suspension or material limitation in trading in any Transaction Entity’s securities that are listed on the NYSE, (iii) a banking moratorium shall have been declared by Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States, (iv) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States, there shall have occurred any other substantial, national or international calamity or crisis, or there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such, as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offering or delivery of the Securities on the terms and in the manner contemplated in the Final Offering Memorandum.

(k)    Each Transaction Entity shall have furnished to the Representatives a certificate signed by the Chairman of the Board, the President or an Executive Vice President of each Transaction Entity and by the principal accounting or financial officer of each Transaction Entity, dated as of the Closing Date, as to (i) the accuracy of the representations and warranties of each Transaction Entity herein at and as of the Closing Date; (ii) the performance by each Transaction Entity of all of its obligations hereunder to be performed at or prior to the Closing Date; (iii) the signers of such certificate have carefully examined the Disclosure Package and the Final Offering Memorandum and any supplements or amendments thereto, and, in their opinion, the Final Offering Memorandum as of the Applicable Time, and the Disclosure Package, as of the Applicable Time, did not and, on the Closing Date, do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) since the date of the most recent financial statements included in the Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, business or properties of each Transaction Entity and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto); and (v) as to such other matters as the Representatives may reasonably request.
(l)    The Securities shall be eligible for clearance and settlement through DTC.
(m)    The Certificate of Designations shall have been duly filed by the Company with the Secretary of State of Nevada and by the Bank with the Arizona Corporation Commission and with all other offices where such filing is required to be made on or prior to the Closing Date.
7.    (a) Each Transaction Entity agrees to indemnify and hold harmless each Initial Purchaser, their affiliates, directors and officers and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities, joint or several (including, without limitation, reasonable out of pocket legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Final Offering Memorandum, any Issuer Written Information, any General Solicitation, any document listed on Schedule IV hereto or any other written information used by or on behalf of any Transaction Entity in connection with the offer or sale of the Securities, or in any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to the Initial Purchasers furnished to any Transaction Entity in writing by the Initial Purchasers expressly for use therein, it being understood and agreed that the only such information furnished by the Initial Purchasers consists of the information described as such in subsection (b) below.

(b)    Each Initial Purchaser severally, but not jointly, agrees to indemnify and hold harmless each Transaction Entity, its directors, its officers and each person, if any, who controls the Transaction Entities within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to the Initial Purchasers furnished to the Transaction Entities in writing by the Initial Purchasers expressly for use in the Preliminary Offering Memorandum or the Final Offering Memorandum (or in any amendment or supplement thereto), it being understood and agreed upon that such information shall consist solely of the following: (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Securities and (ii) under the heading “Plan of Distribution”, the eighth and ninth paragraphs related to covering and stabilizing transactions in the Preliminary Offering Memorandum and the Final Offering Memorandum.
(c)    If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either Section 7(a) or 7(b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) included both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for (A) the Initial Purchasers and their affiliates, directors and officers and their control persons, if any, or (B) the Transaction Entities, its directors, its officers and its control persons, if any, as the case may be, and that all such reasonable fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for the Initial Purchasers and their affiliates, directors and officers and their control persons, if any, shall be designated in writing by the Initial Purchasers, and any such separate firm for the Transaction Entities, its directors, its officers and its control persons, if any, shall be designated in writing by the Transaction Entities. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification is or could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested an Indemnifying Person to reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this Section 7(c), the Indemnifying Person agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Person of the aforesaid request and (ii) such Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.
(d)    If the indemnification provided for in Sections 7(a) and 7(b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such Sections, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Transaction Entities, on the one hand, and the Initial Purchasers, on the other, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Transaction Entities, on the one hand, and the Initial Purchasers, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Transaction Entities, on the one hand, and the Initial Purchasers, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Transaction Entities from the sale of the Securities pursuant to this Agreement and the total underwriting discounts and commissions received by the Initial Purchasers in connection therewith bear to the total gross proceeds from the offering of the Securities under this Agreement. The relative fault of the Transaction Entities, on the one hand, and the Initial Purchasers, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Transaction Entities, on the one hand, or by the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(e)    The Transaction Entities and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d) above. The amount paid or payable by Indemnified Person as a result of the losses, claims, damages and liabilities referred to in Section 7(d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall the Initial Purchasers be required to contribute any amount in excess of the amount by which the total purchase discounts and commissions received by the Initial Purchasers with respect to the offering of the Securities pursuant to this Agreement exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations in this Section 7(e) to contribute are several in proportion to their respective underwriting obligations and not joint.
(f)    The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.
8.    (a) If any Initial Purchaser defaults in its obligation to purchase the number of Securities which it has agreed to purchase under this Agreement, the non-defaulting Initial Purchasers will be obligated to purchase (in the respective proportions which the number of Securities set forth opposite the name of each non-defaulting Initial Purchaser in Schedule I hereto bears to the total number of Securities less the number of Securities the defaulting Initial Purchaser agreed to purchase set forth in Schedule I hereto) the number of Securities which the defaulting Initial Purchaser agreed but failed to purchase; except that the non-defaulting Initial Purchasers will not be obligated to purchase any of Securities if the total number of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase exceed 9.09% of the total number of Securities, and any non-defaulting Initial Purchasers will not be obligated to purchase more than 110% of the number of Securities set forth opposite its name in Schedule I hereto. If the foregoing maximums are exceeded, the non-defaulting Initial Purchasers, and any other Initial Purchasers satisfactory to the Representatives who so agree, will have the right, but will not be obligated, to purchase (in such proportions as may be agreed upon among them) all of Securities. If the non-defaulting Initial Purchasers or the other Initial Purchasers satisfactory to the Initial Purchasers do not elect to purchase Securities that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase within 36 hours after such default, then the Company shall be entitled to a further period of 36 hours within which to procure another party or parties satisfactory to the non-defaulting Initial Purchasers to purchase Securities on the terms contained herein. If, after giving effect to any arrangements for the purchase of Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company, the aggregate principal amount of Securities which remains unpurchased exceeds 9.09% of the total number of Securities, or if the Company shall not exercise the right described above to require non-defaulting Initial Purchasers to purchase Securities of a defaulting Initial Purchaser or Initial Purchasers, this Agreement will terminate without liability on the part of any non-defaulting Initial Purchaser or the Company, except for the expenses to be borne by the Company and the Initial Purchasers as provided in Section 5 hereof and the indemnity and contribution agreements of the Company and the Initial Purchasers contained in Section 7 of this Agreement. As used in this Agreement, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser pursuant to this Section 8.
(b)    If the non-defaulting Initial Purchasers or the other Initial Purchasers satisfactory to the Representatives are obligated or agree to purchase Securities of a defaulting Initial Purchaser, the Representatives may postpone the Closing Date for up to seven full Business Days in order that the Company may effect any changes that may be necessary in the Disclosure Package or the Final Offering Memorandum or in any other document or agreement, and the Company agree to file promptly any amendments or any supplements to the Disclosure Package or the Final Offering Memorandum which, in the opinion of the Representatives, may thereby be made necessary.
(c)    Nothing contained herein will relieve a defaulting Initial Purchaser of any liability it may have for damages caused by its default.
9.    The obligations of the Initial Purchasers hereunder may be terminated by the Representatives on behalf of the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Securities if, prior to that time, any of the events described under Sections 6(h), 6(i) or 6(j) shall have occurred or if the Initial Purchasers shall decline to purchase the Securities for any reason permitted by this Agreement.
10.    If (a) the Company shall fail to tender Securities for delivery to the Initial Purchasers for any reason or (b) the Initial Purchasers shall decline to purchase Securities for any reason permitted by this Agreement, the Company shall reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of Securities, and upon demand the Company shall pay the full amount thereof to the Representatives. The Company shall not be obligated to reimburse the Initial Purchasers for such expenses if the Initial Purchasers terminate this Agreement solely under Section 9.
11.    All statements, requests, notices and agreements hereunder shall be in writing, and if to the several Initial Purchasers shall be delivered or sent by mail, telex or facsimile transmission to J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk – 3rd Floor (Fax: (212) 834-6081); and MUFG Securities Americas Inc., 1221 Avenue of the Americas, 6th Floor, New York, New York 10020, Attention: Capital Markets Group, Facsimile: (646) 434-3455; and if to the Transaction Entities shall be delivered or sent by mail or facsimile transmission to Western Alliance

Bancorporation, One East Washington Street, Suite 1400, Phoenix, Arizona 85004, Attn: Chief Financial Officer, with copies to (A) Western Alliance Bancorporation, One East Washington Street, Suite 1400, Phoenix, Arizona 85004, Attn: Chief Legal Officer and (B) Troutman Pepper Locke LLP, 401 9th St., NW, Suite 1000, Washington, DC 20004, Attn: Gregory Parisi, Esq. (email: gregory.parisi@troutman.com). Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
12.    Each of the Transaction Entities acknowledges that the Initial Purchasers’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Initial Purchasers’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Transaction Entities and/or the offering of the Securities that differ from the views of their respective investment banking divisions. Each of the Transaction Entities acknowledges that each of the Initial Purchasers is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.
13.    Each of the Transaction Entities acknowledges and agrees that in connection with the offering and the sale of the Securities or any other services the Initial Purchasers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchasers: (a) no fiduciary or agency relationship between the Transaction Entities and any other person, on the one hand, and the Initial Purchasers, on the other hand, exists; (b) the Initial Purchasers are not acting as advisors, experts or otherwise, to the Transaction Entities, including, without limitation, with respect to the determination of the public offering price of the Securities, and such relationship between the Transaction Entities, on the one hand, and the Initial Purchasers, on the other hand, is entirely and solely a commercial relationship, based on arms-length negotiations; (c) any duties and obligations that the Initial Purchasers may have to the Transaction Entities shall be limited to those duties and obligations specifically stated herein; (d) the Initial Purchasers and their respective affiliates may have interests that differ from those of the Transaction Entities; and (e) the Transaction Entities have consulted its own legal and financial advisors to the extent it deemed appropriate. The Transaction Entities hereby waives any claims that the Transaction Entities may have against the Initial Purchasers with respect to any breach of fiduciary duty in connection with this offering.
14.    This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Transaction Entities and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (a) the representations, warranties, indemnities and agreements of the Transaction Entities contained in this Agreement shall also be deemed to be for the benefit of the officers and employees of the Initial Purchasers and the person or persons, if any, who control the Initial Purchasers within the meaning of Section 15 of the Securities Act and broker-dealer affiliates (within the meaning of the Securities Act) of the Initial Purchasers to the extent they are involved in the offer and sale of the Securities and (b) the indemnity agreement of the Initial Purchasers contained in Section 7(b) of this Agreement shall be deemed to be for the benefit of directors, officers and employees of the Transaction Entities and any person controlling the Transaction Entities within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 15, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of any of the Securities from any Initial Purchaser shall be deemed a successor or assign by reason merely of such purchase.
15.    The respective indemnities, representations, warranties and agreements of the Transaction Entities and the Initial Purchasers contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for Securities and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.
16.    Time shall be of the essence of this Agreement.
17.    This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Transaction Entities and the Initial Purchasers, or any of them, with respect to the subject matter hereof.
18.    THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.
19.    Each of the Transaction Entities agrees that any suit or proceeding arising in respect of this Agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Transaction Entities agree to submit to the jurisdiction of, and to venue in, such courts.
20.    Each of the Transaction Entities and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
21.    In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Transaction Entities, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

22.    (a) In the event that an Initial Purchaser is a Covered Entity that becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)    In the event that any Initial Purchaser is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
For purposes of this Section a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
23.    This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
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If the foregoing is in accordance with your understanding, please sign and return this letter to us, and upon the acceptance hereof by you this letter and such acceptance hereof shall constitute a binding agreement among the Initial Purchasers and the Transaction Entities.
Very truly yours,
BW REAL ESTATE, INC.

By	/s/ John Radwanski
Name: John Radwanski
Title: President

WESTERN ALLIANCE BANK

By	/s/ Dale Gibbons
Name: Dale Gibbons
Title: Interim Chief Executive Officer and
Chief Financial Officer

WESTERN ALLIANCE BANCORPORATION

By	/s/ Dale Gibbons
Name: Dale Gibbons
Title: Interim Chief Executive Officer and
Chief Financial Officer

Confirmed and accepted as of
the date first above mentioned
J.P. MORGAN SECURITIES LLC

By	/s/ Stephen L. Sheiner
Name: Stephen L. Sheiner
Title: Executive Director

MUFG SECURITIES AMERICAS INC.

By	/s/ Richard Testa
Name: Richard Testa
Title: Managing Director

As Representatives and on behalf of the several Initial Purchasers named in Schedule I hereto

SCHEDULE I

Initial Purchaser	Number of Securities to be Purchased
J.P. Morgan Securities LLC	180,000
MUFG Securities Americas Inc.	60,000
Keefe, Bruyette & Woods, Inc.	60,000
Total	300,000

SCHEDULE II
ISSUER WRITTEN INFORMATION
None.

SCHEDULE III
FINAL TERM SHEET
[See attached]

STRICTLY CONFIDENTIAL
Pricing Term Sheet, dated March 24, 2025
to Preliminary Offering Memorandum, dated March 24, 2025
BW REAL ESTATE, INC.
300,000 Shares of 9.500% Fixed-Rate Reset Non-Cumulative Exchangeable Perpetual Series B Preferred Stock
Automatically Exchangeable in Specified Circumstances into
300,000 Shares of 9.500% Fixed-Rate Reset Non-Cumulative Perpetual Series A Preferred Stock of Western Alliance Bank
This pricing term sheet is qualified in its entirety by reference to the preliminary offering memorandum, dated March 24, 2025 (the “Preliminary Offering Memorandum”). The information in this pricing term sheet supplements the Preliminary Offering Memorandum and updates and supersedes the information in the Preliminary Offering Memorandum to the extent it is inconsistent with the information in the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.

Issuer:	BW Real Estate, Inc. (the “Issuer”)
Operating Subsidiary:	The Issuer’s activities, purpose and ownership structure will be consistent with the status of an operating subsidiary of the Bank (i.e. the parent bank will own more than 50 percent of the voting interest of the Issuer, or the parent bank will otherwise control the operating subsidiary and no other party will control more than 50 percent of the voting interest in the operating subsidiary)
Securities Offered:
9.500% Fixed-Rate Reset Non-Cumulative Exchangeable Perpetual Series B Preferred Stock (the “Preferred Stock”)
There will be a minimum permitted purchase in the offering of 100 shares, for an aggregate purchase price of $100,000.

Total Offering Amount:	$300,000,000
Offering Price:	$1,000 per share of Preferred Stock
Term:	Perpetual
Trade Date:	March 24, 2025
Settlement Date*:	March 27, 2025 (T+3)

Net Proceeds to Issuer (before offering expenses):	$294,750,000
Expected Ratings (Moody’s/Fitch/Kroll)**:	Ba2 / BB- / BBB
Liquidation Preference:	$1,000
First Reset Date:	March 30, 2030
Reset Date:	The First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.
Reset Period:	The period from, and including, the First Reset Date to, but excluding, the following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.
Dividend Payment Dates:	If declared, dividends will be payable quarterly, in arrears, on March 30, June 30, September 30 and December 30 of each year, beginning on June 30, 2025.
Dividend Rate (Non-Cumulative):	From and including the original issue date to, but excluding, March 30, 2030 or the date of earlier redemption, 9.500% and from and including March 30, 2030, during each Reset Period, the five-year treasury rate as of the most recent reset dividend determination date plus 5.402%.
Dividend Deferral:	Non-cumulative, non-mandatory
Restrictions on Dividends, Redemption and Repurchases:	Unless dividends on all outstanding Preferred Stock have been paid in full (including the Issuer Series A preferred stock), no dividend may be declared or paid on any junior stock, and no shares of junior stock shall be purchased, redeemed or otherwise acquired, other than in certain circumstances, but consent dividends can be made by the Issuer to common holders even if no dividends are paid on preferred stock.

Ranking:
With respect to the payment of dividends and distributions upon the Issuer’s liquidation, dissolution, or winding-up, the Preferred Stock will rank:
•senior to the Issuer’s common stock and to any class or series of capital stock the Issuer may issue in the future that is not expressly stated to be on parity with or senior to the Preferred Stock with respect to such dividends and distributions;
•on parity with, or equally to the Issuer Preferred Stock and any other class or series of the Issuer’s capital stock the Issuer has issued and may issue in the future that is expressly stated to be on parity with the Preferred Stock with respect to such dividends and distributions; and
•junior to any class or series of capital stock the Issuer may issue in the future that is expressly stated to be senior to the Preferred Stock with respect to such dividends and distributions, if the issuance is approved by the holders of at least two-thirds of the outstanding shares of the Preferred Stock.

Covenants and Voting Rights:
Holders of the Preferred Stock are entitled to 1/1,000th of one vote per security on all matters submitted to a vote of the holders of the Issuer’s Common Stock. Without the consent of holders of two-thirds of the Preferred Stock, voting as a separate class, the Issuer will not:
•amend, alter or repeal the Issuer’s Articles of Incorporation, as amended and as in effect on the closing date of this offering in a manner that materially and adversely affects the terms of the Preferred Stock;
•effect a consolidation or merger with or into another entity other than an entity controlled by, or under common control with, the Bank unless certain conditions have been met;
•issue any senior stock;
•make or permit to be made any payment to the Bank or its affiliates relating to the Issuer’s indebtedness or beneficial interests in the Issuer when we are precluded, as described under “Restrictions on Dividends, Redemption and Repurchases” above, from making payments in respect of the Issuer’s Common Stock and all other stock ranking subordinate to the Issuer’s Preferred Stock, which we refer to as “Junior Stock,” or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution or winding up;
•at any time incur indebtedness in an aggregate amount exceeding 20% of its shareholders’ equity;
•pay dividends on its Common Stock or other Junior Stock unless the Issuer’s funds from operations (“FFO”) for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Preferred Stock as well as any other parity stock, except as may be necessary to maintain the Issuer’s status as a REIT;

•make any payment of interest or principal with respect to any indebtedness of the Issuer to the Bank or its affiliates unless the Issuer’s FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Preferred Stock as well as any other parity stock;
•amend or otherwise change its policy of reinvesting the proceeds of its assets in other interest-earning assets such that its FFO over any period of four fiscal quarters will not be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Preferred Stock as well as any other parity stock;
•amend or otherwise change the terms of any Asset Documentation in a manner that is materially adverse to the Issuer or the holders of the Preferred Stock; or
•issue any additional shares of Common Stock to anyone other than WAL, the Bank or any affiliates controlled by WAL.

Conditional Exchange:
The Preferred Stock will be exchanged automatically for a like amount of newly issued shares of 9.500% Fixed-Rate Non-Cumulative Perpetual Series A Preferred Stock of the Bank at the direction of the Federal Reserve or other appropriate regulatory authority if any of the following events occurs:
•the Bank becomes undercapitalized under the Federal Reserve’s “prompt corrective action” regulations;
•the Bank is placed into conservatorship or receivership;
•the Federal Reserve or another appropriate federal banking regulator, in its sole discretion, anticipates that the Bank may become “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by the Issuer and in connection therewith directs an exchange; or
•dividends on the Preferred Stock, or any other series of the Issuer’s preferred stock are not paid in full for two dividend periods, whether or not consecutive.

Optional Redemption:	The Issuer may, at its option and subject to any required regulatory approval, redeem the shares of the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date, or (ii) in whole but not in part, upon a “regulatory capital treatment event,” an “investment company event” or a “tax event” as described in the Preliminary Offering Memorandum, in each case at a redemption price equal to $1,000 per share of Preferred Stock, in each case, subject to having received prior regulatory approval.
Day Count:	30/360 to, but excluding, March 30, 2030, and, thereafter, a 360-day year and the number of days actually elapsed.
CUSIP/ISIN:	144A: 05614HAA7 / US05614HAA77 Reg S: U1221HAA8 / USU1221HAA87
Joint Book-Running Managers:	J.P. Morgan Securities LLC MUFG Securities Americas Inc. Keefe, Bruyette & Woods, Inc.
*    The Issuer expects that delivery of the Preferred Stock will be made against payment therefor on or about March 27, 2025, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Preferred Stock before their delivery hereunder will be required, by virtue of the fact that the Preferred Stock initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Preferred Stock who wish to trade the Preferred Stock prior to their date of delivery hereunder should consult their own advisors.
**    Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.
The Preferred Stock are not savings accounts, deposits or other obligations of, nor are they guaranteed by, a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other government agency or instrumentality.
This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Preferred Stock or the offering. Please refer to the Preliminary Offering Memorandum for a complete description.
The securities proposed to be issued by the Issuer have not been registered under the Securities Act of 1933 (“Securities Act”) or under the laws of any other jurisdiction, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The securities will be offered and sold in offshore transactions outside the United States to non-U.S. persons in reliance on Regulation S and within the United States to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). Prospective purchasers in the United States are hereby notified that the Issuer may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

SCHEDULE IV
•Bloomberg Announcement dated March 24, 2025.
•Investor Presentation dated March 18, 2025.